Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			Optio Software, Inc.		Bottomline Technologies		Actuate Software Corp

Underwriters		Merrill Lynch, Bear Stearns, 	BancBoston Robertson 		Goldman Sachs, Credit
				Robinson Humphrey, BancBoston Stephens, BT Alex Brown, CIBC Suisse First Boston,
				Robertson Stephens, DBSI, 	Oppenheimer and others		and others, including
				Hambrecht & Quist, Prudential 					BTAB
				Securities, JC Bradford, Dain
				Rauscher, First Albany,
				Josephthal & Co., Moors &
				Cabot, US Bancorp Piper
				Jaffray, Utendahl  Capital
				Partners

Years of continuous
operation, including
predecessors		>3					>3					>3

Security 			OPTO					EPAY					ACTU

Is the affiliate a
manager or co-manager
of offering?		no					no					no

Name of underwriter
or dealer from which
purchased			Merrill Lynch 			n/a					n/a

Firm commitment
underwriting?		Yes					yes					yes

Trade date/Date
of Offering			12/14/1999				2/12/1999				7/17/1998

Total dollar amount
of offering sold
to QIBs													$-

Total dollar amount
of any concurrent
public offering		$50,000,000.00 			$44,200,000 			$33,000,000

Total				$50,000,000.00 			$44,200,000 			$33,000,000

Public offering price	$10.00 				13.00					11.00

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread or
commission			$.70 (7)%				$.91 (7%)				$.77 (7%)

Shares purchased		14,400 				n/a					n/a

$ amount of purchase	$144,000.00 			n/a					n/a

% of offering purchased
by fund			0.400%				n/a					n/a

% of offering purchased
by associated funds	0.490%				n/a					n/a

Total (must be less
than 25%)			0.890%				n/a					n/a

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